EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:           Louise A. Walker                                                            October 29, 2014
President & Chief Executive Officer
First Northern Community Bancorp
  & First Northern Bank
P.O. Box 547
Dixon, California
                          (707) 678-3041

First Northern Community Bancorp — Third Quarter Earnings Report
Strong Loan, Deposit & Asset Growth
Diluted Earnings per Share Up 16.2% from Prior Year

Dixon, Calif. — First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the third quarter of 2014. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income available to common shareholders of $4.2 million for the nine-month period ending September 30, 2014, up 16.7% compared to net income available to common shareholders of $3.6 million reported for the same fiscal period last year. Net income totaled $4.3 million for the period ending September 30, 2014, up 2.4% compared to net income of $4.2 million reported for the same fiscal period last year.” Diluted earnings per share for the nine months ended September 30, 2014 was $0.43, up 16.2% compared to diluted earnings per share of $0.37 for the same fiscal period last year.

Net income available to common shareholders for the quarter ended September 30, 2014 totaled $1.5 million, up 25.0% compared to net income available to common shareholders of $1.2 million reported for the same fiscal period last year. Diluted earnings per share for the three months ended September 30, 2014 was $0.16, up 33.3% compared to diluted earnings per share of $0.12 for the same fiscal period last year. Net income for the quarter ended September 30, 2014 was $1.6 million, up 14.3% compared to net income of $1.4 million reported for the same fiscal period last year.

Total assets at September 30, 2014 were $954.1 million, an increase of $78.1 million, or 8.9%, compared to the same period in 2013. Total deposits of $855.8 million increased $72.3 million, or 9.2%, compared to September 30, 2013 totals. During that same period, total net loans (including loans held-for-sale) increased $27.1 million, or 5.4%, to $526.1 million. The total risk-based capital ratio at September 30, 2014 was 16.41%, exceeding the “well capitalized” threshold of 10%.

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Further commenting on the Company’s financial results, Walker stated, “The Company’s third quarter results demonstrated strength in the fundamental drivers of our long-term growth strategies. While mortgage loan revenues declined through the third quarter of 2014 due to fewer loan originations, the cost savings initiatives we set in motion years ago and our continued growth in interest income from commercial loans have the Company well prepared for opportunities as well as contingencies. Low-cost deposits (the Bank’s core funding) have increased 10.2% over a year ago; at September 30, 2014, these low-cost deposits represented 90% of total deposits. Credit quality continued to trend positively; with a decline in non-performing loans, and delinquency ratios that remained stable. The Company’s net interest margin at September 30, 2014 while holding steady, remains a challenge due to the low interest rate environment and higher cash balances; that being said, First Northern Community Bancorp is well positioned for the future.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County. First Northern has nine full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. First Northern’s Real Estate Mortgage Loan office is located in Davis, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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